Exhibit 3(i)

r. UUD

43 CAPITOL CORP SERV NV

FILED# C-20346-04

JUL 2 9 2004

IN THE OFFICE OF
Dean Heller
DEAN HELLER, SECRETARY OF STATE

DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Incorporation
(PURSUANT TO NRS 78)

Important: Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	ENERGY CONSERVATION TECHNOLOGIES, INC.
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	Capitol Corporate Services, Inc. Name 202 E. Minnesota — Carson City — NEVADA — 89703 Street Address — City — Zip Code Optional Mailing Address — City — State — Zip Code
3. Shares: (number of shares corporation authorized to issue)	Number of shares with par value: 500,000,000 Par value: $ .001 Number of shares without par value:
4. Names & Addresses, of Board of Directors/Trustees: (attach additional page if there is more than 3 directors/trustees)	1. Fazle Quazi Name 3027 N. 75th St. — Boulder — CO — 80301 Street Address — City — State — Zip Code 2. Jay Lutsky Name Same Street Address — City — State — Zip Code 3. Name Street Address — City — State — Zip Code
5. Purpose: (optional-see instructions)	The purpose of this Corporation shall be:
6. Names, Address and Signature of Incorporator: (attach additional page if there is more than 1 incorporator)	David B. Stocker, Esq. Name — Signature 2425 E. Camelback Rd., Ste. 1075 — Phoenix — AZ — 85016 Address — City — State — Zip Code
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. Michelle Ellis — 7-29-04 Authorized Signature of R.A. or On Behalf of R.A. Company — Date

This form must be accompanied by appropriate fees. See attached fee schedule.

Nevada Secretary of State Form 78 ARTICLES
Revised on 11/2003

Exhibit A

2,886,704 of the authorized capital shares of the Company to be preferred shares and further designates that the 2,886,704 preferred shares shall be classified is® "Series A Convertible Preferred Stock”;
and

RESOLVED; that the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shams of the Series A Convertible Preferred Stock shall be as follows:

Section 1. - Designation and Amount. The designation of the series of Preferred Stock created by this resolution shall be "Series A Convertible Preferred Stock*' (hereinafter called the "Series”), and the number of shares constituting this Series shall be 2,886,704. Shares of this Series shall have a stated par value of $0.00! per share.

Section 2, Dividends. If the Company declares a dividend or distribution on the common stock of the Company (the "Common Stock" or "Common Shares”), the holders of shares of this Series shall be entitled to receive for each share of this Series a dividend or distribution of the amount of the dividend or distribution that would be received by a holder of the Common Stock into which such share of this Series could be converted on the record date for such dividend or distribution.

Section 3. No Liquidation Preference. The holders of this Series shall receive liquidating distributions ratably with the holders of Common Stock on a share for share basis. A consolidation or merger of the Company, with or into another company shall not be considered a liquidation, dissolution or winding up of the Company or a sale or other disposition of all or substantially all of the assets of the Company.

Section 4. Voting Rights. Each holder of any shares of this Series shall have the right to 1 vote for each share of this Series at the record date for the determination of the stockholders entitled to vote on such matters or If no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed.
With respect to such vote, such holders (I) shall have voting rights and powers equal on a 1 for 1 basis to the voting rights and powers of the holders of Common Stock, (ii) shall be entitled, notwithstanding any provision hereof, to notice of any stockholders meeting in accordance with the bylaws of the Company, and (iii) shall be entitled to vote, together with Holders of Common Stock with respect to any question upon which holders of Common Stock have the right to vote.

Section 5. Conversion. At any time or from time to time, in whole or in part, each one Share of the Series may be converted by the holder into a number of shares of the Company’s common stock equal to 1/288,870 of 1.009% of the Company's outstanding common stock on the date of conversion, calculated on a fully diluted basis, as though all warrants, options, convertible debt, and any other class of convertible preferred stock, and any and all other stock rights, had been fully exercised or converted, but excluding all outstanding Series A Convertible Preferred, including the Series shares to be converted.

At anytime on or after May 1, 2010, the Company shall have the right to call the Series A Preferred Stock for conversion, and cause all, but not less then all, of said Series to be converted into common stock of the Company on the same terms for conversion as set forth above in this Section 5.
Mechanics of Conversion. The conversion of shares of the Series shall be conducted In the following manner:

(1)           Series           Holder's Delivery Requirements. To convert a share of the Series into shares of Common Stock on any date set forth in a Conversion Notice to be issued by the Series holder (the "Conversion Date") Series Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Pacific Time on such date, a copy of a fully executed notice of conversion (the "Conversion Notice") to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following the date of the Conversion Notice the original Certificate representing his shares of the Series, with written instructions as to the number of shares of the Series to be converted into Common Stock.

(2)            Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than three (3) business Days after receipt of such Conversion Notice, send, via facsimile and overnight courier, a confirmation of receipt of such Conversion Notice (the "Conversion Confirmation") to such Series Holder indicating that the Company will process such Conversion Notice in accordance with the terms herein. Within five (5) Business Days after the date of the Conversion Confirmation, the Company shall issue and surrender to a common carrier for delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Series Holder shall be entitled as a result of his conversion of shares of the Series. If less than the all the Series Holder's Series shares are submitted for conversion, then Company shall immediately issue the Series Holder a new Certificate for the Shares of the Series which are not converted and remain in the hands of the Series Holder.

(3)            Record Holder The person or persons entitled to receive the shares of common Stock issuable upon a conversion of shares of the Series shall be treated for all purposes as the shareholder or holders of such shares of Common Stock on the Conversion Date.

(4)            Taxes. The Company shall pay any and all transfer taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of shares of the Series.

Section 6. No Preemptive Rights. Holders of shares of this Series shall have no first right of refusal to purchase any shares sold by the Company in the future.

Section 7. Consolidation or Merger. In the case of any consolidation or merger to which the Company is a party (other than a consolidation or merger In which the Company is the surviving or continuing corporation and in which the shares of Common Stock outstanding immediately before the merger or consolidation remain unchanged) or in the case of any sale or transfer to another company of the Company as an entirety or substantially as an entirety, then, if any shares of this Series are to remain outstanding following the consummation of such transaction, the Company shall make appropriate provision, or cause appropriate provision to be made, so that, upon conversion thereof, holders of shares of this Series outstanding immediately prior thereto shall have the right to receive the kind and amount of securities, cash or other property receivable upon the consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of this Series would have been converted if conversion had occurred immediately before the date of the consummation of such transaction. The provisions of this Section shall similarly apply to successive consolidations, mergers, sales or transfers.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by a duly authorized officer of the Company this 7th day of April, 2009.

From: SHOREY Page: 2/3 Received by: NV Secretary of State Date: 10/29/2011 2:57:00 PM

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Final File 3 pg 3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20110777120-58
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/31/2011 9:36 AM
	Entity Number C20346-2004

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Energy Conservation Technologies, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The articles have been amended to change the name of the corporation to ABCO Energy, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 10,000,000 (66%)

4. Effective date and time of filing: (optional) Date: October 29, 2011 Time: 10:00 AM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.